Exhibit 4.1

THIS NOTE AND THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. NEITHER THIS NOTE NOR SUCH SHARES OF COMMON STOCK MAY BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAW OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUING CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED.

Principal Amount $_________	Issue Date: _________, 2007

CONVERTIBLE PROMISSORY NOTE DUE MAY 31, 2010

FOR VALUE RECEIVED, ThermoEnergy Corporation, a Delaware corporation (the “Borrower”), hereby promise to pay to the order of ______________ (the “Holder”), the sum of ______________Dollars ($___________), on May 31, 2010 (the “Maturity Date”).

This Note is one of a series of Notes issued to former stockholders of CASTion Corporation, a Massachusetts corporation (“CASTion”), pursuant to the terms of an Agreement for the Purchase and Sale of Securities dated as of July 2, 2007 (the “Purchase Agreement”) among the Borrower, CASTion and certain former security holders of CASTion, pursuant to which CASTion became a majority-owned subsidiary of the Borrower, and is subject to the provisions of, and entitled to the benefits of, the Purchase Agreement. The Borrower’s obligations under this Note and the other Notes in such series are secured by the grant to the Holder and the holders of the other such Notes of a security interest in all of the issued and outstanding CASTion equity securities held by the Borrower, pursuant to a Stock Pledge Agreement among the Borrower, the Holder, the holders of the other Notes and Spencer Trask Specialty Group, LLC, as agent for the Holder and the holders of such other Notes (the “Pledge Agreement”) and the holder of this Note is entitled to the benefits of the Pledge Agreement.

Interest on the outstanding principal balance shall be paid at the rate of six and one-half percent (6.5%) per annum. If any portion of this Note remains unpaid on November 30, 2008, then from and after December 1, 2008 interest on the outstanding principal balance shall be paid at the rate of ten percent (10%) per annum. Further, if within 30 days after a Financing Transaction (as such term is defined below), the Borrower has not applied at least 25% of the Excess Proceeds (as such term is defined below) to payment of accrued interest and principal on this Note and the other Notes issued in the series herewith, then from and after such thirtieth day and continuing until such time as at least 23.125% of the Excess Proceeds have been so applied, interest on the outstanding principal balance shall be paid at the rate of ten percent (10%) per annum.

UPON MATURITY OF THIS NOTE, WHETHER BY THE TERMS HEREOF OR UPON AN EVENT OF DEFAULT (AS DEFINED BELOW), INTEREST SHALL ACCRUE ON THE PRINCIPAL BALANCE AND OVERDUE INTEREST AT EIGHTEEN PERCENT (18%) PER ANNUM UNTIL SUCH PRINCIPAL AND OVERDUE INTEREST SHALL BE PAID IN FULL.

Interest on the outstanding principal balance of this Note shall be computed on the basis of a 360-day year, using the number of days actually elapsed. Interest shall be payable semi-annually on the last day of November and May of each year, commencing on November 30, 2007. Any scheduled interest payment may, at the election of the Borrower by written notice to the Holder (a “Deferral Notice”) no later than five business days after the date on which such interest payment was due, be deferred until the Maturity Date. The amount of any interest so deferred shall, effective as of the date on which such interest payment was originally due, be added to the principal amount of this Note such that interest shall accrue on such deferred interest from and after the date on which such interest was originally due.

The Holder shall have the right at any time and from time to time until the principal and interest on this Note shall have been paid in full, to convert the principal and any interest due under this Note into shares of the Borrower’s Common Stock, par value $0.001 per share (the “Common Stock”). If the Holder exercises his right of conversion, the Holder shall give the Borrower a Notice of Conversion in the form annexed to this Note, setting forth the amount of principal and interest which the Holder is converting into Common Stock (the “Conversion Amount”) at the Conversion Price in effect on the date of such notice. The date of such notice is referred to as the Conversion Date. Upon delivery to the Borrower of a completed Notice of Conversion, the Borrower shall deliver, within five (5) business days after the Conversion Date (such fifth day being the “Delivery Date”), irrevocable instructions to the transfer agent for the Common Stock to issue and delivery to the Holder a certificate for that number of shares of Common Stock into which the Conversion Amount is being converted. Except to the extent that the unpaid principal balance of this Note is being presented for conversion, the Holder shall not be required to present this Note in order to effect conversion, and the Holder shall maintain a ledger setting forth each conversion of principal and interest on this Note and such ledger shall, absent manifest error, be deemed to be binding and conclusive on the Borrower.

This Note may be prepaid in whole or in part at any time upon not fewer than fifteen (15) days’ prior written notice to the Holder (during which 15-day period the Holder may elect to convert any or all of the principal and any interest due under this Note into shares of Common Stock pursuant to the preceding paragraph), without premium or penalty. In the case of partial prepayments, all amounts shall first be applied toward accrued and unpaid interest and the balance, if any, shall be applied against principal.

In the event the Borrower shall, at any time when this Note is outstanding, issue and sell shares of Common Stock or Convertible Securities (as such term is defined below) other than Exempted Securities (as such term is defied below) (a “Financing Transaction”), then, no later than 30 days after the closing of the Financing Transaction in which the net proceeds to the Borrower, taken together with the net proceeds of all prior Financing Transactions, is greater than $3,000,000, the Borrower shall apply at least 23.125% of the amount by which the net proceeds to the Borrower in such Financing Transactions exceed $3,000,000 (the “Excess Proceeds”) to payment of accrued interest and principal on this Note and the other Notes issued in the series herewith, pro rata in proportion to the then-outstanding principal amounts of such Notes.

1.1. Conversion Price. The Conversion Price shall be $0.50 per share of Common Stock, subject to adjustment as set forth in Section 1.2 of this Note. The number of shares of Common Stock to be issued upon each conversion of this Note shall be determined by dividing the Conversion Amount by the Conversion Price in effect on the Conversion Date.

1.2. Adjustment to the Conversion Price. The Conversion Price and number and kind of shares or other securities to be issued upon conversion shall be subject to adjustment from time to time upon the happening of certain events while this conversion right remains outstanding, as follows:

1.2.1. Stock Dividends, Subdivisions and Combinations. If the Borrower shall at any time:

(a) declare or pay to the holders of its Common Stock a dividend payable in, or other distribution of, shares of Common Stock or in securities convertible into shares of Common Stock (“Convertible Securities”); or

(b) subdivide its outstanding shares of Common Stock into a larger number of shares of Common Stock; or

(c) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock;

then (i) the number of shares of Common Stock into which this Note is convertible immediately after the occurrence of any such event shall be adjusted to equal the number of shares of Common Stock which a record holder of the same number of shares of Common Stock into which this Note is convertible immediately prior to the occurrence of such event would own or be entitled to receive after the occurrence of such event, and (ii) the then-current Conversion Price shall be adjusted to equal (A) the then-current Conversion Price multiplied by the number of shares of Common Stock into which this Note is convertible immediately prior to the adjustment divided by (B) the number of shares into which this Note is convertible immediately after such adjustment.

1.2.2. Certain Other Distributions. If at any time the Borrowers shall declare or pay to the holders of its Common Stock any dividend or other distribution of:

(a) cash;

(b) any evidences of its indebtedness, any shares of its stock or any other securities or property of any nature whatsoever (other than cash, Convertible Securities or additional shares of Common Stock); or

(c) any warrants or other rights to subscribe for or purchase any evidences of its indebtedness, any shares of its stock or any other securities or property of any nature whatsoever (other than cash, Convertible Securities or additional shares of Common Stock); then, upon conversion of this Note, the Holder shall be entitled to receive such dividend or distribution as if the Holder had converted the Conversion Amount prior to the date of such dividend or distribution. A reclassification of the Common Stock (other than a change in par value, or from par value to no par value or from no par value to par value) into shares of Common Stock and shares of any other class of stock shall be deemed a distribution by the Company to the holders of its Common Stock of such shares of such other class of stock within the meaning of this Section 1.2.1 and, if the outstanding shares of Common Stock shall be changed into a larger or smaller number of shares of Common Stock as a part of such reclassification, such change shall be deemed a subdivision or combination, as the case may be, of the outstanding shares of Common Stock within the meaning of Section 1.2.1.

1.2.3  Reorganization, Reclassification, Merger, Consolidation or Disposition of Assets. In case the Borrower shall reorganize its capital, reclassify its capital stock, consolidate or merge with or into another Person (where the Borrower is not the survivor or where there is a change in or distribution with respect to the Common Stock), or sell, convey, transfer or otherwise dispose of all or substantially all its property, assets or business to another Person, or effectuate a transaction or series of related transactions in which more than 50% of the voting power of the Borrower is disposed of (each, a “Fundamental Corporate Change”) and, pursuant to the terms of such Fundamental Corporate Change, shares of common stock of the successor or acquiring corporation, or any cash, shares of stock or other securities or property of any nature whatsoever (including warrants or other subscription or purchase rights) in addition to or in lieu of common stock of the successor or acquiring corporation (“Other Property”), are to be received by or distributed to the holders of Common Stock, then the Holder shall have the right thereafter to receive, upon conversion of this Note, such number of shares of common stock of the successor or acquiring corporation or of the Borrower, if it is the surviving corporation, and Other Property as is receivable upon or as a result of such Fundamental Corporate Change by a holder of the number of shares of Common Stock into which this Note is convertible immediately prior to such Fundamental Corporate Change. In case of any such Fundamental Corporate Change, the successor or acquiring corporation (if other than the Borrower) shall expressly assume the due and punctual observance and performance of each and every covenant and condition of this Note to be performed and observed by the Borrower and all the obligations and liabilities hereunder, subject to such modifications as may be deemed appropriate (as determined by resolution of the Board of Directors of the Borrower) in order to provide for adjustments of shares of Common Stock into which this Note is convertible which shall be as nearly equivalent as practicable to the adjustments provided for in this Section 1.2. For purposes of this Section 1.2.3, “common stock of the successor or acquiring corporation” shall include stock of such corporation of any class which is not preferred as to dividends or assets over any other class of stock of such corporation and which is not subject to redemption and shall also include any evidences of indebtedness, shares of stock or other securities which are convertible into or exchangeable for any such stock, either immediately or upon a specified date or upon the happening of a specified event, and any warrants or other rights to subscribe for or purchase any such stock. The foregoing provisions of this Section 1.2 shall similarly apply to any successive Fundamental Corporate Change of the successor corporation.

1.2.4 Adjustments for Diluting Issues.

(a) Special Definitions. For purposes of this Section 1.2.4, the following definitions shall apply:

(i) “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(ii) “Original Issue Date” shall mean the date on which the first Note was issued.

(iii) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

(iv) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Subsection 1.2.4(c) below, deemed to be issued) by the Borrower after the Original Issue Date, other than the following (“Exempted Securities”):

(A) shares of Common Stock issued upon conversion of a Note;

(B) shares of Common Stock issued or issuable by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Subsection 1.2.1 or 1.2.2 above; or

(C) shares of Common Stock issued or deemed issued to employees or directors of, or consultants to, the Borrower or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the stockholders of the Borrower.

(b) No Adjustment of Conversion Price. No adjustment in the Conversion Price shall be made as the result of the issuance of Additional Shares of Common Stock if: (a) the consideration per share (determined pursuant to Subsection 1.2.4(e)) for such Additional Share of Common Stock issued or deemed to be issued by the Borrower is equal to or greater than the applicable Conversion Price in effect immediately prior to the issuance or deemed issuance of such Additional Shares of Common Stock, or (b) prior to such issuance or deemed issuance, the Borrower receives written notice from the holders of at least 75% in principal amount of the then outstanding Notes agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock.

(c)	Deemed Issue of Additional Shares of Common Stock.

(i) If the Borrower at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which, upon exercise, conversion or exchange thereof, would entitle the holder thereof to receive Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(ii) If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Conversion Price pursuant to the terms of Subsection 1.2.4(d) below, are revised (either automatically pursuant to the provisions contained therein or as a result of an amendment to such terms) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Borrower upon such exercise, conversion or exchange, then, effective upon such increase or decrease becoming effective, the Conversion Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Conversion Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no adjustment pursuant to this clause (ii) shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (i) the Conversion Price on the original adjustment date, or (ii) the Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock between the original adjustment date and such readjustment date.

(iii) If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which, upon exercise, conversion or exchange thereof, would entitle the holder thereof to receive Exempted Securities), the issuance of which did not result in an adjustment to the Conversion Price pursuant to the terms of Subsection 1.2.4(d) below (either because the consideration per share (determined pursuant to Subsection 1.2.4(e) hereof) of the Additional Shares of Common Stock subject thereto was equal to or greater than the Conversion Price then in effect, or because such Option or Convertible Security was issued before the Original Issue Date), are revised after the Original Issue Date (either automatically pursuant to the provisions contained therein or as a result of an amendment to such terms) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Borrower upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended, and the Additional Shares of Common Stock subject thereto shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(iv) Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Conversion Price pursuant to the terms of Subsection 1.2.4(d) below, the Conversion Price shall be readjusted to such Conversion Price as would have obtained had such Option or Convertible Security never been issued.

(v) No adjustment in the Conversion Price shall be made upon the issue of shares of Common Stock or Convertible Securities upon the exercise of Options or the issue of shares of Common Stock upon the conversion or exchange of Convertible Securities.

(d) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Borrower shall at any time after the Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Subsection 1.2.4(c)), without consideration or for a consideration per share less than the applicable Conversion Price in effect immediately prior to such issue, then the Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

(P1)*(Q1) + (P2)*(Q2)
Q1 + Q2

For purposes of the foregoing formula, the following definitions shall apply:

(i) “P1” shall mean the Conversion Price in effect immediately prior to such issue of Additional Shares of Common Stock;

(ii) “Q1” shall mean the number of shares of Common Stock outstanding immediately prior to such issue of Additional Shares of Common Stock (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of Options outstanding or reserved for issuance pursuant to stock plans for the benefit of employees or directors of, or consultants to, the Borrower immediately prior to such issue or upon conversion of Convertible Securities (including the Notes) outstanding immediately prior to such issue);

(iii) “P2” shall mean the price per share of Common Stock received by the Borrower with respect to the issue of such Additional Shares of Common Stock (determined by dividing the aggregate consideration received by the Borrower in respect of such issue by the aggregate number of Additional Shares of Common Stock issued); and

(iv) “Q2” shall mean the number of such Additional Shares of Common Stock issued in such transaction.

(e) Determination of Consideration. For purposes of this Section 1.2.4, the consideration received by the Borrower for the issue of any Additional Shares of Common Stock shall be computed as follows:

(i) Cash and Property: Such consideration shall:

(A) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Borrower, excluding amounts paid or payable for accrued interest;

(B) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors of the Borrower; and

(C) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Borrower for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board of Directors of the Borrower.

(ii) Options and Convertible Securities. The consideration per share received by the Borrower for Additional Shares of Common Stock deemed to have been issued pursuant to Subsection 1.2.4(c) shall be determined by dividing (x) the total amount, if any, received or receivable by the Borrower as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Borrower upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by (y) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(f) Multiple Closing Dates. In the event the Borrower shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Conversion Price pursuant to the terms of subsection 1.2.4(d) above, then, upon the final such issuance, the Conversion Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without additional giving effect to any adjustments as a result of such subsequent issuances within such period).

(g) Challenge to Good Faith Determination. Whenever the Board of Directors of the Company shall be required to make a determination in good faith of the fair value of any item under this Section 1.2, such determination may be challenged in good faith by the Holder, and any dispute shall be resolved by an investment banking firm of recognized national standing selected by the Company and acceptable to the Holder. The fees and expenses of such investment banking firm shall be paid by the Company.

1.3. Notice of Adjustment. Whenever the Conversion Price is adjusted pursuant to Section 1.2 of this Note, the Borrower shall promptly mail to the Holder a notice setting forth the Conversion Price after such adjustment and setting forth a statement of the facts requiring such adjustment.

1.4. Mechanics of Conversion.

1.4.1. Delivery of Certificate Upon Conversion. Except as otherwise set forth herein, not later than the Delivery Date, the Borrower shall deliver to the Holder (a) a certificate or certificates representing the number of shares of Common Stock being acquired upon the conversion of the Note (which certificate or certificates shall bear a legend indicating that such shares have been issued in reliance on an exemption from the registration requirements of the Securities Act of 1933 (the “Securities Act” and may not be sold, transferred or otherwise disposed of except pursuant to an effective registration statement under the Securities Act or in reliance on an exemption to the registration requirements of the Securities Act), and (b) a bank check in the amount of accrued and unpaid interest on the portion of the Note being converted unless the Holder converts such interest into Common Stock. If in the case of any Notice of Conversion such certificate or certificates are not delivered to or as directed by the applicable Holder by the Delivery Date, the Holder shall be entitled to elect by written notice to the Borrower at any time on or before its receipt of such certificate or certificates thereafter, to rescind such conversion, in which event the conversion shall be deemed void ab initio.

1.4.2. Obligation Absolute. The Borrower’s obligations to issue and deliver the Common Stock upon conversion of this Note in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Borrower or any violation or alleged violation of law by the Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Borrower to the Holder in connection with the issuance of such shares. In the event the Holder shall elect to convert any or all of this Note, The Borrower may not refuse conversion based on any claim that such Holder or any one associated or affiliated with the Holder of has been engaged in any violation of law, agreement or for any other reason unless an injunction from a court, on notice, restraining and or enjoining conversion of all or part of this Note shall have been sought and obtained. In the absence of an injunction precluding the same, the Borrower shall issue the Common Stock or, if applicable, cash, upon a properly noticed conversion.

1.4.3. Fractional Shares. Upon a conversion hereunder, the Borrower shall not be required to issue stock certificates representing fractions of shares of the Common Stock. All fractional shares shall be carried forward and any fractional shares which remain after a Holder converts all of this Note shall be rounded up to the next whole number of shares.

1.4.4. Transfer Taxes. The issuance of certificates for shares of the Common Stock on conversion of this Note shall be made without charge to the Holder thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Borrower shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of this Note and the Borrower shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Borrower the amount of such tax or shall have established to the satisfaction of the Borrower that such tax has been paid.

Section 2. Events of Default.

2.1. The entire unpaid principal amount of this Note, together with interest thereon shall, on written notice from the Holder, forthwith become and be due and payable if any one or more Events of Default shall have occurred (for any reason whatsoever and whether such happening shall be voluntary or involuntary or be affected or come about by operation of law pursuant to or in compliance with any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body) and be continuing.

2.2. The occurrence of any one or more of the following events or conditions shall constitute an “Event of Default” under this Agreement:

2.2.1. Borrower’s failure to make any payment of principal or interest or any other sums within five (5) days of the date when due on this Note, unless the Borrower timely gives a Deferral Notice and pays the required Deferral Fee with respect to such payment; or

2.2.2. Any representation or warranty or other statement made or furnished to the Holder by or on behalf of the Borrower in the Purchase Agreement or in any document or instrument furnished in connection with the Purchase Agreement (including the Pledge Agreement) proves to have been false or misleading in any material respect when made or furnished; or

2.2.3. Breach of or failure in the due observance or performance in any material respect of any covenant, condition or agreement on the part of the Borrower to be observed or performed pursuant to this Note or any other agreement between the Borrower and the Holder (including the Purchase Agreement and the Pledge Agreement) and the failure to cure (if curable) any such breach or failure within ten (10) days after receipt of written notice thereof from the Holder; or

2.2.4. Merger of CASTion with or into any other entity (including without limitation the Borrower), or the Borrower’s failure to maintain the separate corporate existence of CASTion; or

2.2.5. Any transfer, by operation of law or otherwise, of any equity interests of or in CASTion, or any issuance of any equity interests of or in CASTion, to any person or entity other than a wholly-owned subsidiary of the Borrower; or the sale or other transfer by CASTion of any substantial portion of its assets other than inventory sold in the ordinary course of business; or the granting by CASTion of any pledge of, security interest or mortgage on any of its assets other than a lien securing up to $2,000,000 of indebtedness owed by the Borrower to One Banc & Trust, N.A. (or with respect to any replacement debt facility of not more than $2,000,000); or

2.2.6. Borrower’s failure to make any payment of principal or interest or any other sums, when due, on or with respect to any other indebtedness of the Borrower, irrespective of whether such failure results in any acceleration of such indebtedness; or

2.2.7. If the Borrower shall (a) apply for or consent to the appointment of a receiver, trustee or liquidator of all or a substantial part of any of its assets; (b) be unable, or admit in writing its inability, to pay its debts as they mature; (c) file or permit the filing of any petition, case arrangement, reorganization, or the like under any insolvency or bankruptcy law, or the adjudication of it as a bankrupt, or the making of an assignment for the benefit of creditors or the consenting to any form or arrangement for the satisfaction, settlement or delay of debt or the appointment of a receiver for all or any part of its properties; or (d) any action shall be taken by the Borrower for the purpose of effecting any of the foregoing; or

2.2.8. An order, judgment or decree shall be entered, or a case shall be commenced, against the Borrower, without its application, approval or consent by any court of competent jurisdiction, approving a petition or permitting the commencement of a case seeking reorganization or liquidation of the Borrower or appointing a receiver, trustee or liquidator of the Borrower, or of all or a substantial part of the assets of the Borrower, and the Borrower, by any act, indicate its approval thereof, consent thereto, or acquiescence therein, or such order, judgment, decree or case shall continue unstayed and in effect for any period of 90 consecutive days or an order for relief in connection therewith shall be entered; or

2.2.9. If the Borrower shall dissolve or liquidate, or be dissolved or liquidated, or cease to legally exist, or merge or consolidate, or be merged or consolidated with or into any other corporation; or

2.2.10. Violation of any agreement or contract between Borrower and Holder or other lenders of Borrower and such violation shall remain unremedied for fifteen (15) days after notice thereof shall have been given to the Borrower.

Section 3. Miscellaneous

3.1. Usury Saving Provision. All payment obligations arising under this Note are subject to the express condition that at no time shall the Borrower be obligated or required to pay interest at a rate which could subject the Holder to either civil or criminal liability as a result of being in excess of the maximum rate which the Borrower is permitted by law to contract or agree to pay. If by the terms of this Note, the Borrower is at any time required or obligated to pay interest at a rate in excess of such maximum rate, the applicable rate of interest shall be deemed to be immediately reduced to such maximum rate, and interest thus payable shall be computed at such maximum rate, and the portion of all prior interest payments in excess of such maximum rate shall be applied and shall be deemed to have been payments in reduction of principal.

3.2. Failure or Indulgence Not Waiver. No failure or delay on the part of the Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

3.3. Governing Law. This Agreement and the rights of the parties shall be construed and enforced in accordance with the laws of the State of Delaware applicable to agreements executed and to be performed wholly within such state and without regard to principles of conflicts of law. In any action that may be brought pursuant to this Agreement to the extent permitted by applicable law, each party waives personal service of any summons, complaint or other process, and agrees that the service thereof may be made either (i) in the manner for giving of notices provided in Section 3.5 of this Note (other than by telecopier) or (ii) in any other manner permitted by law.

3.4. Waiver of Right to Trial by Jury. BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE AND WAIVE ANY RIGHT TO BRING A COUNTERCLAIM AGAINST THE HOLDER IN ANY ACTION TO ENFORCE THIS NOTE. THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR HOLDER TO ACCEPT THIS NOTE.

3.5. Notice. All notices, requests or other communications required or permitted to be given under this Agreement to any party shall be in writing and shall be deemed to have been sufficiently given when delivered by personal service or sent by registered mail, overnight courier services with provided evidence of delivery or attempted delivery, or facsimile, to the Borrower at 124 West Capitol Avenue, Suite 880, Little Rock, Arkansas 72201 (fax: 501-375-5249) or to the Holder at the address of the Holder as shown on the records of the Borrower. Either party may, by like notice, change the address or telecopy number or the person to whom notice is to be given. Notice shall be deemed given when received or when attempted delivery is made (based on evidence of attempted delivery by the United States Postal Service or an overnight courier or a messenger service), provided that notice by telecopier shall be deemed given when receipt is acknowledged by the recipient.

3.6. Amendment. This Note may be amended, and enforcement of any provision of this Note may be waived or delayed by the written agreement of the Borrower and of the holders of at least 75% in principal amount of the then outstanding Notes, so long as all of the then-outstanding Notes are simultaneously amended (or the enforcement of rights thereunder waived or delayed) in an identical fashion; provided, however, that the principal amount of this Note may not be reduced, except by payment or conversion, without the express written consent of the Holder. The term “Note” and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented..

3.7. Assignability. This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns. The Borrower may not assign any of its obligations under this Note without the consent of the Holder.

3.8. Cost of Collection. If default is made in the payment of this Note, the Borrower shall pay the Holder hereof reasonable costs of collection, including reasonable attorneys’ fees, regardless of whether the Holder commenced litigation in order to enforce its rights under this Note.

3.9. Stockholder Status. The Holder shall not have rights as a stockholder of the Borrower with respect to unconverted portions of this Note. However, from and after the Conversion Date, the Holder will have all the rights of a shareholder of the Borrower with respect to the shares of Common Stock to be received by Holder after delivery by the Holder of a Conversion Notice to the Borrower regardless of whether physical certificates shall have been delivered.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered by the proper and duly authorized officers as of the date and year first above written.

THERMOENERGY CORPORATION

By:
Andrew T. Melton Executive Vice President and CFO

NOTICE OF CONVERSION

(To be executed by the Holder in order to convert the Note)

The undersigned hereby elects to convert $_________ of the principal and $_________ of the interest due on the Note issued by ThermoEnergy Corporation on June ___, 2007 into shares of Common Stock of ThermoEnergy Corporation according to the conditions set forth in such Note, as of the date written below.

Date of Conversion:__________________________________

Conversion Price:____________________________________

Number of Shares To Be Delivered:_______________________________

Signature:________________________________________

Print Name and Title:____________________________________________________________

Address:_____________________________________________________________________

____________________________________________________________________________